UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2020

Integrity Applications, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-54785	98-0668934
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

19 Ha’Yahalomim St., P.O. Box 12163, Ashdod, Israel	L3 7760049
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 972 (8) 675-7878

N/A
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR § 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR § 240.12b-2).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 9, 2020, Shalom Shushan has joined Integrity Applications, Inc. (the “Company”) as its Chief Technology Officer, Mr. Shushan will lead all technology and research and development activities for Integrity and will serve on the Company’s executive leadership team.

With more than 20 years’ in technology and product development leadership roles, Shalom brings extensive experience in sensor technologies, machine learning, algorithm design, product portfolio strategy, and other critical engineering expertise in the field of consumer, security and medical device technologies, including multiple healthcare related wearables. In addition, Mr. Shushan’s leadership experience ranges from managing large global multi-site and cross-functional teams to working with and expanding nascent technology companies, including a medical device startup that he founded. Most recently, Mr. Shushan spent 8 years as VP of Research and Development at Crow Technologies, Ltd., where he drove the technical vision and strategy and was responsible for the development and engineering of its IoT, Smart Home and Telehealth platforms. Previously, Shalom co-founded and was CEO of Nayos Ltd., a privately held embedded solution design house and was CEO and CTO of Bio-Guard following its merger with Nayos. Shalom holds a BS degree in Electrical and Computer Engineering from Ben-Gurion University with a specialization in signal and image processing.

Integrity Applications, Ltd., a wholly owned subsidiary of the Company, entered into an employment agreement with Mr. Shushan as of November 9, 2020. The summary terms of the employment agreement are as follows:

The Employee shall be entitled to a gross monthly salary of NIS 41,250 (the “Base Salary”). In addition, in consideration for overtime hours that the Employee may work during the month the Employee shall receive a global payment of NIS 13,750 per month (the “Global Overtime Compensation”, and together with the Base Salary, the “Salary”). The Global Overtime Compensation has been determined based on Company’s knowledgeable estimation of the average of overtime hours per month that the Employee’s position requires. The Employee shall have 23 annual vacation days.

Subject to the terms and conditions of the Company Share Incentive Plan, as amended and restated from time to time (the “Plan”), the Company shall recommend the Board of Directors of the Parent (the “Parent Board”) to grant the Employee one time award (the “Award”) of NIS 90,000 worth of restricted stock units (the “RSU”) effective as of the Start Date. Furthermore, on each one-year anniversary following the Start Date, Company shall grant the Employee with NIS 60,000 worth of restricted stock units (the “Additional RSU’’). Both the RSU and each of the Additional RSU, as applicable, shall be based on the stock price at actual the date of grant (and not lower than US$ 0.40 per share).   1/12 of the RSUs shall vest and become nonforfeitable three months following the Start Date, and an additional 1/12 of the RSUs shall vest and become nonforfeitable at the end of every 3-months period thereafter, provided that the Employee continues to be employed by the Company at the applicable date of vesting. The vesting schedule shall be also applied to each of the Additional RSUs granted to the Employee, mutatis mutandis, such that the vesting period of each of the respective Additional RSU shall commence from its actual date of grant.

Employee will participate in the annual incentive plan at a level target of up to NIS 60,000 based on the achievement of certain company and individual performance metrics as determined by the Company’s Board of Directors. Company shall have the full discretion to amend and\or cancel the Bonus Plan suggested at any time, at its sole discretion.

ITEM 9.01 EXHIBIT

10.1 Employment Agreement Between Shalom Shushan and Integrity Applications, Ltd., effective as of November 9, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 16, 2020

INTEGRITY APPLICATIONS, INC.

By:	/s/ Jolie Kahn
Name:	Jolie Kahn
Title:	Chief Financial Officer